UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 8, 2008

Cleveland-Cliffs Inc
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	1-8944	34-1464672
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1100 Superior Avenue, Cleveland, Ohio		44114-2544
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	216-694-5700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

The Board of Directors of Cleveland-Cliffs Inc approved a capital expenditure for a project at its Empire and Tilden mines in Michigan’s Upper Peninsula. The project, which requires approximately $290 million of incremental capital investment, is expected to allow the Empire Mine to produce at three million tons annually through 2017 and increase Tilden Mine production by more than two million tons annually. This incremental production is expected to result in total equity production of over 23 million tons annually for the Company’s North American Iron Ore business segment. Empire Mine was previously projected to exhaust reserves in early 2011.

As part of the capacity expansion, Cliffs will also mine additional ore from its Tilden Mine, located adjacent to Empire, and process it utilizing extra pelletizing capacity at Empire. Utilization of this capacity will enable Tilden to increase production to more than 10 million tons annually. Tilden Mine currently has an annual rated capacity of nearly eight million tons, with an expected mine life exceeding 30 years.

Cliffs indicated project work is expected to start this year, with the majority of capital expenditures to occur in 2009.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cleveland-Cliffs Inc

July 11, 2008	By:	George W. Hawk, Jr.

Name: George W. Hawk, Jr.
Title: General Counsel and Secretary